Exhibit 99.1

Teva Announces Changes to Executive Management Team

TEL AVIV, Israel & PARSIPPANY, N.J.--(BUSINESS WIRE)--July 21, 2021--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today announced changes to its leadership team. Brendan O’Grady, Executive Vice President, North America Commercial, will leave Teva to pursue a career opportunity outside of the pharmaceutical industry, and Sven Dethlefs, who currently serves as Teva’s Executive Vice President, Global Marketing and Portfolio and International Markets Commercial has been appointed the new head of North America Commercial.

In addition, Teva announced the following changes to the Executive Management team:

  Mark Sabag, who currently serves as Chief Human Resources Officer and head of Global Communications, Brand and ESG, has been appointed as Executive Vice President, International Markets Commercial
  Galia Inbar will be promoted to Executive Vice President, Chief Human Resources Officer, and Global Communications, Brand and ESG
  Eli Shani will be promoted to Executive Vice President, Global Marketing and Portfolio

All changes will be effective August 15, 2021.

“On behalf of the Teva Board of Directors and our executive management team, I want to thank Brendan for his many contributions to Teva during his 30 years with the company. Most recently, for his leadership in helping to stabilize the US business and setting Teva up for future growth as head of North America Commercial, during challenging times,” said Mr. Kare Schultz, President and Chief Executive Officer, “I am pleased to announce the appointment of Sven Dethlefs to this critical role. Sven has been part of the Executive Management team since 2017 and held leadership roles in Teva's global specialty business, commercial European business, and in our global operations. I have every confidence that Sven will bring great strength to the regional business and the benefit of patients.”

"I am also proud to announce additional changes to our leadership team, which include the transition of Mark Sabag to lead the commercial business in our International Markets, and the appointment of Galia Inbar and Eli Shani to lead our Human Resources, Global Communications, Brand and ESG, and our Global Marketing and Portfolio, respectively. These appointments demonstrate the quality and depth of our leadership bench, and I look forward to working closely with Sven, Mark, Galia, Eli, and the rest of the team as we continue to lead Teva to meet its targets, implement its strategy and fulfill its mission."

Biographies:

Sven Dethlefs, PhD has been part of the Executive Management team since 2017 and has held numerous leadership roles of increasing responsibility in Teva's global specialty business, commercial European business, and in our global operations. Sven has played an integral role in optimizing Teva's vast global portfolio, in the R&D pipeline strategy, and leading global marketing teams including responsibility for AJOVY®, AUSTEDO® and Digital Health. Previously, he held positions as global head of respiratory medicines and chief operating officer of our global manufacturing operations group, Teva Global Operations (TGO). Sven became Executive Vice President, Global Marketing & Portfolio in 2017 and assumed responsibility for international markets commercial in 2021. Sven joined Teva as general manager, Germany, in 2008. Prior to joining Teva, he served for over eleven years as a partner at McKinsey & Company. Sven received his Ph.D. in biochemistry from the FU Berlin/Pasteur Institute Paris.

Mark Sabag became Executive Vice President, Global Human Resources in 2013, and then EVP, Chief Human Resources Officer and Global Communications, Brand and ESG in 2019. Before that, he held several senior Human Resources positions including Global Deputy Vice President, Human Resources from 2012 to 2013, Vice President, Human Resources for Teva’s International Group and Vice President, Global Human Capital & M&As from 2006 to 2012. Prior to joining Teva, Mark held several senior global Human Resources roles at Intel Corporation. Mark holds a B.A. in economics and business management from Haifa University.

Galia Inbar joined Teva in 2019 with more than 20 years of human resource and operational experience, and currently holds the position of Senior Vice President, Global People Operations, where she leads globally all Teva HR operations. Prior to joining Teva, Galia held several senior global Human Resources roles at Amdocs for more than 7 years. Galia holds a BSc in Industrial Engineering from Tel-Aviv University.

Eli Shani is the current of head of Teva's Global Business Development and Alliance Management group. He joined Teva in 2006 as a Vice President in the Corporate Business Development group where he led acquisitions and divestments. In 2011, he transitioned to the role of Chief Operating Officer in a joint venture formed by Teva and P&G focusing on both companies' global OTC businesses. Prior to joining Teva, Eli was a CFO at an ophthalmic medical device start-up company, and prior to that an investment banker working for Credit Suisse and CIBC. He holds a joint degree in law and accounting from the University of Tel Aviv and an MBA from the University of Chicago.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at www.tevapharm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to uncertainties relating to the potential benefits and success of our announced senior management changes and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, including in the sections captioned "Risk Factors” and “Forward Looking Statements” and in our subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Contacts

IR Contacts

United States
Kevin C. Mannix (215) 591-8912
Yael Ashman 972 (3) 914-8262

PR Contacts

United States
Kelley Dougherty (973) 832-2810

Israel
Yonatan Beker 972 (54) 888 5898